UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                             (Amendment No. 5)*

                          FIGGIE INTERNATIONAL INC.
                         __________________________
                              (Name of Issuer)

               Class B Common Stock, par value $.10 per share
               ______________________________________________
                       (Title of Class of Securities)

                                 316828 60 7
                                 ___________
                               (CUSIP Number)

                            Harry E. Figgie, Jr.
                           37001 Shaker Boulevard
                  Hunting Valley, OH  44022    216/572-1500
                  _________________________________________
               (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                              October 30, 1995
                              ________________
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ____.

Check the following box if a fee is being paid with the statement ____.
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                       (continued on following pages)
                            (Page 1 of 10 Pages)
____________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

       2 of 10

                                SCHEDULE 13D

CUSIP No.  316828 60 7

       1        NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Harry E. Figgie, Jr.
                ###-##-####

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) _X_
                                                                  (b) ___

       3        SEC USE ONLY

       4        SOURCE OF FUNDS

       5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS       ___
                REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

       6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Mr. Figgie is a citizen of the United States

                         7       SOLE VOTING POWER
                                         609,534
  NUMBER OF SHARES       8       SHARED VOTING POWER
BENEFICIALLY OWNED BY                    2,112
EACH REPORTING PERSON    9       SOLE DISPOSITIVE POWER
                                         609,534
                         10      SHARED DISPOSITIVE POWER
                                         2,112

       11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON
                         611,646

       12       CHECK BOX IF THE AGGREGATE AMOUNT IN                  _X_
                ROW (11) EXCLUDES CERTAIN SHARES*

       13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(11)
                         12.9%

       14       TYPE OF REPORTING PERSON*
                         IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

       3 of 10

                                SCHEDULE 13D

CUSIP No.  316828 60 7

       1        NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                         Nancy F. Figgie

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) _X_
                                                                  (b) ___

       3        SEC USE ONLY

       4        SOURCE OF FUNDS

       5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS       ___
                REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

       6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Mrs. Figgie is a citizen of the United States

                         7         SOLE VOTING POWER
                                         57,881
  NUMBER OF SHARES       8         SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    9         SOLE DISPOSITIVE POWER
                                         57,881
                         10        SHARED DISPOSITIVE POWER

       11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON
                         57,881

       12       CHECK BOX IF THE AGGREGATE AMOUNT IN                  _X_
                ROW (11) EXCLUDES CERTAIN SHARES*

       13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         1.2%

       14       TYPE OF REPORTING PERSON*
                         IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

       4 of 10

                                SCHEDULE 13D

CUSIP No.  316828 60 7

       1        NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Harry E. Figgie, III

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) _X_
                                                                  (b) ___

       3        SEC USE ONLY

       4        SOURCE OF FUNDS

       5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS       ___
                REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

       6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Dr. Figgie is a citizen of the United States

                         7         SOLE VOTING POWER
                                         105,995
  NUMBER OF SHARES       8         SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    9         SOLE DISPOSITIVE POWER
                                         105,995
                         10        SHARED DISPOSITIVE POWER

       11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON
                         105,995

       12       CHECK BOX IF THE AGGREGATE AMOUNT IN                  _X_
                ROW (11) EXCLUDES CERTAIN SHARES*

       13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         2.2 %

       14       TYPE OF REPORTING PERSON*
                         IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

       5 of 10

                                SCHEDULE 13D

CUSIP No.  316828 60 7

       1        NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Mark P. Figgie

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) _X_
                                                                  (b) ___

       3        SEC USE ONLY

       4        SOURCE OF FUNDS

       5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS       ___
                REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

       6        CITIZENSHIP OR PLACE OF ORGANIZATION
                Dr. Figgie is a citizen of the United States

                         7       SOLE VOTING POWER
                                         58,189
  NUMBER OF SHARES       8       SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    9       SOLE DISPOSITIVE POWER
                                         58,189
                         10      SHARED DISPOSITIVE POWER

       11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON
                         58,189

       12       CHECK BOX IF THE AGGREGATE AMOUNT IN                  _X_
                ROW (11) EXCLUDES CERTAIN SHARES*

       13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(11)
                         1.2%

       14       TYPE OF REPORTING PERSON*
                         IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

       6 of 10

                                SCHEDULE 13D

CUSIP No.  316828 60 7

       1        NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Matthew P. Figgie

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) _X_
                                                                  (b) ___

       3        SEC USE ONLY

       4        SOURCE OF FUNDS

       5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS       ___
                REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

       6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Mr. Figgie is a citizen of the United States

                         7       SOLE VOTING POWER
                                         613.4
  NUMBER OF SHARES       8       SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    9       SOLE DISPOSITIVE POWER
                                         613.4
                         10      SHARED DISPOSITIVE POWER

       11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON
                         613.4

       12       CHECK BOX IF THE AGGREGATE AMOUNT IN                  _X_
                ROW (11) EXCLUDES CERTAIN SHARES*

       13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(11)
                         0.0 %

       14       TYPE OF REPORTING PERSON*
                         IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

       7 of 10

                                SCHEDULE 13D

CUSIP No.  316828 60 7

       1        NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                The Figgie Family Foundation

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) _X_
                                                                  (b) ___

       3        SEC USE ONLY

       4        SOURCE OF FUNDS

       5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS       ___
                REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

       6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         The Figgie Family Foundation is organized under the laws of the State of Ohio.

                         7       SOLE VOTING POWER
                                         2,112
  NUMBER OF SHARES       8       SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    9       SOLE DISPOSITIVE POWER
                                         2,112
                         10      SHARED DISPOSITIVE POWER

       11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON
                         2,112

       12       CHECK BOX IF THE AGGREGATE AMOUNT IN                  ___
                ROW (11) EXCLUDES CERTAIN SHARES*

       13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(11)
                         0.0 %

       14       TYPE OF REPORTING PERSON*
                         OO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

       8 of 10

                                SCHEDULE 13D

CUSIP No.  316828 60 7

       1        NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                The Clark-Reliance Corporation

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) _X_
                                                                  (b) ___

       3        SEC USE ONLY

       4        SOURCE OF FUNDS

       5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS       ___
                REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

       6        CITIZENSHIP OR PLACE OF ORGANIZATION
                The Clark-Reliance Corporation is a Delaware corporation

                         7       SOLE VOTING POWER
                                         134,564
  NUMBER OF SHARES       8       SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    9       SOLE DISPOSITIVE POWER
                                         134,564
                         10      SHARED DISPOSITIVE POWER

       11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON
                         134,564

       12       CHECK BOX IF THE AGGREGATE AMOUNT IN                  ___
                ROW (11) EXCLUDES CERTAIN SHARES*

       13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(11)
                         2.8%

       14       TYPE OF REPORTING PERSON*
                         CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

       9 of 10

            This Statement on Schedule 13D is hereby amended as follows:

Item 4.     Purpose of Transaction
            ______________________

       On October 30, 1995, Mr. Joel L. Reed of Batchelder & Partners, Inc. sent a letter to the Board of Directors of Figgie International, Inc. A copy of the letter is attached hereto as Exhibit 2 and is incorporated herein by reference. On October 30, 1995, Mr. Reed sent a letter to Mr. John P. Reilly, Chairman, President and CEO of Figgie International, Inc. A copy of the letter is attached hereto as Exhibit 3 and is incorporated herein by reference.

       Other than as set forth above, there are no changes in this Item.

Item 7.     Material to Be Filed as Exhibits
            ________________________________

       Exhibit 1 - Joint Filing Agreement under Section 13d-1(f) of the 34
Act.

       Exhibit 2 - Letter dated October 30, 1995 from Joel L. Reed to the Board of Directors of Figgie International, Inc.

       Exhibit 3 - Letter dated October 30, 1995 from Joel L. Reed to Mr. John P. Reilly, Chairman, President and CEO of Figgie International, Inc.

       10 of 10


                                 SIGNATURES

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         Dated:  October 31, 1995


                                         By:      /s/ Harry E. Figgie, Jr.
                                                  _________________________
                                                  Harry E. Figgie, Jr.


                                         By:      /s/ Nancy F. Figgie
                                                  _________________________
                                                  Nancy F. Figgie


                                         By:      /s/ Harry E. Figgie, III
                                                  _________________________
                                                  Harry E. Figgie, III


                                         By:      /s/ Mark P. Figgie
                                                  _________________________
                                                  Mark P. Figgie


                                         By:      /s/ Matthew P. Figgie
                                                  _________________________
                                                  Matthew P. Figgie


                                         By:      /s/ Harry E. Figgie, Jr.
                                                  _________________________
                                                  Harry E. Figgie, Jr.
                                                  for the Figgie Family
                                                  Foundation


                                         By:      /s/ Harry E. Figgie, III
                                                  __________________________
                                                  Harry E. Figgie, III for
                                                  the Clark-Reliance
                                                  Corporation